Exhibit 99.1

     BSD MEDICAL'S BSD-2000 MAY PROVIDE HOPE FOR PANCREATIC CANCER PATIENTS

    SALT LAKE CITY, July 19 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) today announced that Phase II research conducted in Munich, Germany with the BSD-2000 cancer therapy system demonstrated improvement in patients with pancreatic cancer, even in the worst stage of the disease. When 12 patients with advanced or metastatic pancreatic cancer who had already failed in the current first line treatment with chemotherapy were given chemotherapy in conjunction with hyperthermia therapy provided by the BSD-2000 as a second-line therapy, the one year event-free survival rate was 32%. For advanced or metastatic pancreatic cancer patients receiving the current standard care (chemotherapy using gemcitabine), results vary, however 18% survival at one year appears to be what can be expected.

    Pancreatic cancer is the fourth leading cause of cancer death in men and women, with 33,730 new cases projected in the United States this year by the America Cancer Society, and 32,300 deaths from the disease. Even a small benefit from a new treatment could be important for patients faced with this cancer.

    These preliminary results of the Phase II clinical trial based on patients with the worst stage of pancreatic cancer were presented as an abstract at this year's American Society of Clinical Oncology (ASCO) conference by Katharina Tschoep, M.D. of the University Medical School, Munich, Germany, Klinikum Grosshadern, Department of Medical Oncology. Only about half of the patients from the 25 patient Phase II trial have yet been treated and evaluated, but the data thus-far are promising.

    Hyperthermia therapy, which is achieved by focusing RF or microwave energy on tumors to heat cancer cells to prescribed temperatures, is being studied for use with chemotherapy in clinical trials involving a number of cancer sites. Hyperthermia is used to kill cancer directly and clinical studies have shown that hyperthermia has the potential to increase the effectiveness of some drugs. Heating tumors enhances blood flow in tumor tissues, which may provide better drug uptake into the cancer. Hyperthermic temperatures have also been studied as a drug activator, with the objective of accelerating chemical reactions through heat.

    BSD Medical Corp., a Russell Microcap Member, produces precision-guided RF and microwave heat therapy systems used in the treatment of cancer and other diseases or medical conditions. In March 2006 BSD submitted to the FDA a Pre-Market Application (PMAA) for the BSD-2000 for certain treatments used with radiation therapy. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on research results or other factors, FDA approval of the BSD-2000 and other events reported by the Company, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             07/19/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax +1-801-972-5930/
    /Web site:  http://www.BSDMedical.com /